Exhibit 10.8

GENTHERM INCORPORATED

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and share-based compensation. Directors who are employees or officers of the Company do not receive any additional compensation for Board service. Cash compensation is paid in advance at the annual meeting of shareholders.

The compensation program for non-employee directors was amended in 2014, with effect as of the 2015 annual meeting of shareholders.

In addition to reimbursement for out-of-pocket expenses, including those incurred in attending Board and committee meetings, beginning with the 2015 annual meeting of shareholders non-employee directors receive the following:

•	an annual fee of $50,000 ($90,000 for the Chairman of the Board and $55,000 for the Lead Independent Director);

•	an annual fee of $5,000 ($10,000 for the committee chairman) for Audit, Compensation and Technology Committee members;

•	an annual fee of $1,000 ($5,000 for the committee chairman) for Nominating Committee members; and

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$100,000 in restricted stock granted as of the date of the annual meeting of shareholders; such restricted stock vests on the first anniversary of the date of grant, subject to the applicable director’s continued service or retirement under the terms of the Company’s incentive equity plan.

Directors who are members of the Corporate Governance Committee do not receive additional cash compensation for such service.